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EXHIBIT 1.3

                                IMAGENETIX, INC.
                           11777 Bernardo Plaza Court
                                   Suite 206
                          San Diego, California 92128

                               September 17, 1999

Spencer Edwards, Inc.
6120 Greenwood Plaza
Englewood, CO 80111

     Re:  Lock-Up Agreement

Gentlemen:

     Each of the undersigned is currently a holder of shares ("Shares") of Imagenetix, Inc., a Colorado corporation ("the Company"). In connection with the company's pending public

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offering ("Offering") of shares of common stock to be underwritten by you, and for the sum of $10.00 and/or other good and valuable consideration paid to each of the undersigned, receipt of which is hereby acknowledged, each of the undersigned agrees that he will not sell, assign, pledge, hypothecate or transfer any Shares held or to be held by him (whether such Shares are owned by him directly or beneficially or in the name or for the benefit of any member of his family) during a period of twenty-four (24) months from the consummation of the Offering (the "restriction period"), unless you shall expressly agree in advance to such disposition.

     This lock-up agreement shall also apply to the future issuance, if any, of the 30,000 shares of common stock reserved by the Company for issuance to Dr. Cochran and the 45,000 shares of common stock reserved under the Company's Stock Bonus Plan.

     Notwithstanding the foregoing, any of the undersigned may make a transfer of any Shares to one or more members of his immediate family, provided that the transferee shall expressly agree to be bound by the obligations of the undersigned pursuant to this agreement.

     In the event of a material personal hardship affecting the health or welfare of any one of the undersigned or the members of his immediate family, the circumstances of which shall be substantiated to your reasonable satisfaction, you agree that you will not unreasonably withhold your consent to the sale of a small portion of the Shares held by the affected person upon written request from such person specifying such hardship circumstances, provided that such request shall not be initiated before eighteen (18) months from the date of the commencement of the Offering.

                                   /s/ William P. Spencer

                                   /s/ Debra L. Spencer

                                   /s/ Dr. Charles Cochran

                                   /s/ Dr. Peter Antoniou

                                   /s/ Thomas A. Forti

                                   MOE & Associates, Inc.
                                   By /s/ Tom Chenault
                                   Its President

                                   /s/ Patrick S. Millsap

                                   /s/ Charles S. White

                                   /s/ Judy P. White

                                   /s/ Jules Kozuki

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                                   /s/ Paul Dragul

                                   /s/ Maurile C. Tremblay

                                   /s/ J. Larry Cantrell

Agreed:

Spencer Edwards, Inc.
By
Its